UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2014

LPATH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35706	16-1630142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4025 Sorrento Valley Blvd.
San Diego, California 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 678-0800

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 3, 2014, the Board of Directors (the “Board”) of Lpath, Inc. (the “Company”) accepted the resignation of Scott Pancoast as the Company’s President and Chief Executive Officer and as a member of the Board, effectively immediately.  Mr. Pancoast’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Pancoast’s resignation, on November 3, 2014 (the “Separation Date”), the Company and Mr. Pancoast entered into a separation agreement and general release (the “Separation Agreement”).  Pursuant to the terms of the Separation Agreement, Mr. Pancoast will receive (i) $300,000, less applicable payroll deductions and required withholdings, payable in eight monthly installments of $37,500 and (ii) a final monthly payment of $3,750 payable on August 2, 2015.  In addition, the Company will pay or reimburse Mr. Pancoast for the COBRA premiums required to insure Mr. Pancoast and his legal dependents for a period of 24 months following the Separation Date.  Additionally, (i) the portion of Mr. Pancoast’s stock options that would have vested by May 3, 2016 will immediately vest and Mr. Pancoast will have until March 10, 2016 to exercise such options and (ii) the portion of Mr. Pancoast’s restricted stock units that would have vested by November 8, 2015 will immediately vest.  Additionally, as part of the Separation Agreement, Mr. Pancoast agreed to a 12-month standstill and a general release.  The description of the Separation Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

(c) On November 3, 2014, the Board also appointed Michael Lack, as the Company’s Interim Chief Executive Officer and Principal Executive Officer.  Mr. Lack will lead the Company while the Board conducts a search for a new Chief Executive Officer.

Mr. Lack has over 15 years of experience serving in executive roles for companies in the biotechnology and technology industries.  Mr. Lack currently serves as a member of the board of directors of Immunomic Therapeutics, Inc., a clinical stage biotechnology company.  Since August 2012, Mr. Lack has served as a management consultant with Presteza Partners LLC, where he provides consulting services for small and medium sized biotechnology and technology companies.  From October 2010 to June 2012, Mr. Lack served in interim executive positions with Traversa Therapeutics and from January 2010 to August 2011, Mr. Lack served in interim executive positions with Avera Pharmaceuticals.  From 2003 to 2010, Mr. Lack served as a member of the board of directors of ProSanos Corporation, a producer of products and services for the capture, integration, analysis, and management of healthcare related data, which was acquired by United BioSource Corporation in 2010.  Mr. Lack has a Bachelor of Science in physics from the University of California, Los Angeles. Mr. Lack is 63 years old.

In appointing Mr. Lack as Interim Chief Executive Officer, the Board considered Mr. Lack’s management experience in the biotechnology industry, his prior experience in serving in interim management positions (including as Interim Chief Executive Officer) with biotechnology companies and his current role providing consulting services to companies in the biotechnology and technology industries.

The Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Lack in connection with his appointment as Interim Chief Executive Officer.  Under the Consulting Agreement, Mr. Lack will receive a monthly salary of $37,500, with a guarantee of such salary level for a period of four months, subject to certain exceptions.  In addition, the Board granted Mr. Lack restricted stock units for 15,000 shares of Common Stock that will vest in full, subject to certain exceptions, on the earlier of (i) the one-year anniversary of the date of his appointment or (ii) the date on which he no longer provides services to the Company.

The Board has initiated a search process for a new Chief Executive Officer.

Mr. Lack has no family relationship with any of the Company’s other directors or executive officers.  In addition, other than the Consulting Agreement, there has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in excess of $120,000 in which the Company is or was a participant and in which Mr. Lack or any of his immediate family members had or will have a direct or indirect material interest.

The description of the Consulting Agreement and the terms of Mr. Lack’s restricted stock units does not purport to be complete and is qualified in its entirety by a copy of the Consulting Agreement and the form of RSU agreement, which are attached as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01              Other Events.

On November 4, 2014, the Company issued a press release announcing the resignation of Mr. Pancoast and the appointment of Mr. Lack. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1#	Separation Agreement, dated as of November 3, 2014, by and between the Company and Scott Pancoast.

10.2#	Consulting Agreement, dated as of November 3, 2014, by and between the Company and Michael Lack.

10.3#	Form of RSU Agreement.

99.1	Press Release, dated November 4, 2014.

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPATH, INC.

Dated: November 4, 2014	By:	/s/ Daniel H. Petree
		Name:	Daniel H. Petree
		Title:	Chairman of the Board of Directors